Exhibit A-1

CERTIFICATE OF INCORPORATION
OF
TRANSLINK MANAGEMENT CORPORATION

ARTICLE I

NAME

     The name of the Corporation is TRANSLink Management Corporation (hereinafter the “Corporation”).

ARTICLE II

PRINCIPAL OFFICE

     The principal office and the mailing address of the Corporation is [               ].

ARTICLE III

REGISTERED OFFICE AND AGENT

     The street address of the registered office of the Corporation in the State of Delaware is [               ]. The name of the registered agent of the Corporation at such address is [                ].

ARTICLE IV

PURPOSE

     The purpose for which the Corporation is organized is to serve as the managing member of TRANSLink Transmission Company, LLC, a Delaware limited liability company (“TRANSLink”), and, subject to the approval of such stockholders of the Corporation as may be required by Article V hereof, to engage in or transact any lawful act or activity or business for which a corporation may be organized under the laws of the State of Delaware; provided, that the Corporation shall not be a Market Participant (as defined below) and shall at no time hold, directly or indirectly, any interest in a Market Participant, unless otherwise permitted by the Federal Energy Regulatory Commission (“FERC”).

ARTICLE V

CAPITALIZATION

A.	General.

     The total number of shares of all classes of stock which the Corporation shall have the authority to issue is [               ]which consists of (i) [               ] shares of Common Stock, par value $[     ] per share (the “Common Stock”), of which [               ] shares shall be designated Class A Common Stock (the “Class A Common Stock”), one hundred (100) shares shall be designated Class B Common Stock (the “Class B Common Stock”), and zero (0) shares shall be designated Class C Common Stock (the “Class C Common Stock”), and (ii) [               ] shares of Preferred Stock, par value $[     ] per share (the “Preferred Stock”).

     The Board of Directors of the Corporation (the “Board”) is hereby authorized, subject to limitations prescribed by law and the provisions of this Article V, by resolution to provide for the issuance of Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the designations, powers, privileges, preferences and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.

     The authority of the Board with respect to each additional series of Preferred Stock shall include, but shall not be limited to, determination of the following:

1.	The number of shares constituting that series (including an increase or decrease in the number of shares of any such series) and the distinctive designation of that series;

2.	Whether a dividend shall be payable on any series, and, if so, the dividend rate on the shares in that series, whether dividends shall be in cash or in kind, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series shall have voting rights (including multiple or fractional votes per share) in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.	Whether that series shall have conversion privileges, and, if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate in such events as the Board shall determine;

5.	Whether or not the shares of that series shall be redeemable and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series shall have a sinking fund or sinking funds for the redemption or purchase of shares of that series and, if so, the terms and amount of such sinking fund or funds;

7.	The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment with respect to shares of that series; and

8.	Any other relative rights, preferences, powers, privileges and limitations of that series.

     The designations, preferences, qualifications, limitations, restrictions and special or relative rights granted to or imposed upon the Class A Common Stock, Class B Common Stock and Class C Common Stock of the Corporation are as follows:

B.	Provisions Relating to the Class A Common Stock.

     At every meeting of stockholders, except as specifically otherwise required by law or this Certificate of Incorporation, the holders of Class A Common Stock shall be entitled to one (1) vote per share of Class A Common Stock on all matters presented for a vote of the stockholders of the Corporation, including the election of directors of the Corporation.

     For the purpose of complying with the rules, regulations and requirements of FERC relating to the independence of Market Participants, (i) no Market Participant, including any Member (as defined below) of TRANSLink, nor any of their Affiliates (as defined below) (each, a “Restricted Person”), may have the ability, by contract or otherwise, to direct the exercise of voting rights of (collectively, “Vote”) more than 4.99% of the outstanding Class A Common Stock of the Corporation during the five year period following the Operations Date (as defined below), (ii) no Class of Market Participants may Vote in the aggregate more than 15% of the outstanding Class A Common Stock of the Corporation during such five year period and (iii) no Restricted Person may Vote any Class A Common Stock of the Corporation after the date that is five years after the Operations Date without prior FERC approval. Any transfer, or attempted or purported transfer, of any shares of the capital stock of the Corporation or any interest therein or right thereof, which would result in a Restricted Person Voting in excess of 4.99% of the outstanding Class A Common Stock of the Corporation (or, after the five year period described above, any Class A Common Stock of the Corporation, unless otherwise permitted by the FERC) or a Class of Market Participants Voting in excess of 15% of the outstanding Class A Common Stock of the Corporation will, until such excess no longer exists, be void and ineffective as against the Corporation, and the Corporation will not recognize, to the extent of such excess, the purported transferee as a stockholder of the Corporation for any purpose other than the transfer of such excess to a person who would not be in violation of such prohibitions. The Board is hereby authorized to effect any and all other measures reasonably necessary or desirable (consistent with applicable law and the provisions of this Certificate of Incorporation and the Corporation’s Bylaws (the “Bylaws”)) to fulfill the purpose and implement the provisions of this Article V, Section B, including without limitation, (i) obtaining, as a condition precedent to the transfer of shares on the records of the Corporation, representations and other proof as to the identity of existing or prospective stockholders and persons on whose behalf shares of the capital stock of the Corporation or any interest therein or right thereof are or are to be held, or (ii) establishing and maintaining a dual stock certificate system under which different forms of stock certificates, representing outstanding shares of the capital stock of the Corporation, are issued to the holders of record of the shares represented thereby to indicate whether or not such shares or any interest therein or right thereof are owned by Restricted Persons or members of a Class of Market Participants. If in excess of 4.99% of the outstanding Class A Common Stock of the Corporation (or, after the five year period described above, any Class A Common Stock of the Corporation, unless otherwise permitted by FERC) is owned by a Restricted Person or if in excess of 15% of the outstanding Class A Common Stock of the Corporation is owned by a Class of Market Participants, the shares deemed to be included in such excess will, until such excess no longer exists, not be entitled to Vote with respect to any matter submitted to stockholders of the Corporation.

     Notwithstanding anything to the contrary contained in this Certificate of Incorporation or in the Bylaws, investment banks and broker-dealers that are Market Participants may own voting securities of the Corporation solely in the ordinary course of, and only for so long as is necessary to perform, their function as an underwriter or selected dealer of such voting securities purchased or repurchased in the ordinary course of an underwritten offering of such voting securities or as a market maker or trader of such voting securities for their own account.

     In addition, the Corporation shall at all times reserve and keep available a sufficient number of shares of Class A Common Stock out of its authorized but unissued shares of Class A Common Stock for issuance to Members who convert all or a portion of such Members’ Class A Interests (as defined below) and/or Class C Interests (as defined below) in TRANSLink for one or more shares of Class A Common Stock pursuant to the terms and conditions of that certain Limited Liability Company Agreement of TRANSLink, dated as of [               ], 2002, and that certain Stockholders’ Agreement, dated as of [               ], 2002, in each instance, as the same may be amended from time to time.

C.	Provisions Relating to the Class B Common Stock.

     At every meeting of stockholders, (i) except as specifically otherwise required by law, the holders of Class B Common Stock shall not be entitled to propose any matter for stockholder approval, and (ii) except as set forth below, the holders of Class B Common Stock shall not be entitled to vote on any matter presented for a vote of the stockholders of the Corporation. Notwithstanding the foregoing or any provision contained herein to the contrary, the holders of Class B Common Stock shall be entitled to vote (x) as required by applicable law, (y) as required by Section E of this Article V of this Certificate of Incorporation, and (z) for the election of directors of the Corporation, based on one (1) vote per share of Class B Common Stock, together as a single class with the holders of Class A Common Stock and Class C Common Stock; provided, however, that (1) no Restricted Person that owns Class B Common Stock may vote for more than 4.99% of the total number of directors of the Corporation and (2) no Class of Market Participants that owns Class B Common Stock may vote for more than 15% of the total number of directors of the Corporation.

D.	Provisions Relating to the Class C Common Stock.

     At every meeting of stockholders, except as specifically otherwise required by law, the holders of Class C Common Stock shall be entitled to vote on all matters for which the holders of Class A Common Stock shall be entitled to vote, together as a single class. In addition, the holders of Class C Common Stock shall be entitled to vote with the holders of Class B Common Stock, together as a single class, in accordance with, and as required by, Section E of this Article V of this Certificate of Incorporation.

     For the purpose of complying with the rules and regulations of FERC, no Restricted Person may own, directly or indirectly (for purposes of this Article V, Section D, “Own”), any Class C Common Stock, and the Corporation shall not issue any shares of Class C Common Stock to any party unless such party furnishes to the Corporation an affirmative written Order from FERC unequivocally setting forth that such party is not a Restricted Person. Additionally, the Board is hereby authorized to effect any and all measures reasonably necessary or desirable (consistent with applicable law and the provisions of this Certificate of Incorporation and the Bylaws) to fulfill the purpose and implement the provisions of this Article V, Section D, including without limitation, (i) obtaining, as a condition precedent to the transfer of shares on the records of the Corporation, representations and other proof as to the identity of existing or prospective stockholders and persons on whose behalf shares of the capital stock of the Corporation or any interest therein or right thereof are or are to be held, or (ii) establishing and maintaining a dual stock certificate system under which different forms of stock certificates, representing outstanding shares of the capital stock of the Corporation, are issued to the holders of record of the shares represented thereby to indicate whether or not such shares or any interest therein or right thereof are Owned by Restricted Persons. If any shares of Class C Common Stock are Owned by a Restricted Person, the holder of such shares will not be entitled to (i) receive or accrue any rights with respect to any dividends or distributions of assets declared payable or paid to the holders shares of Class C Common Stock during such period, or (ii) Vote with respect to any matter submitted to holders of Class C Common Stock.

E.	Certain Voting Rights.

     Notwithstanding any provision of this Article V of this Certificate of Incorporation to the contrary, the Corporation may not take any of the following actions if a Majority of the Class B and Class C Stockholders (as defined below) Vote against (i.e., veto) such proposed action:

1.	Changes in the TRANSLink Rate Schedule or other agreements in respect of revenue allocation;

2.	Any merger, consolidation, sale of equity or similar transaction that results in a “change in control” of the Corporation, a sale or disposition of all or substantially all of its assets, or a liquidation, dissolution or winding up of the affairs of the Corporation (a “change in control” as applied herein to the Corporation shall be deemed to have occurred if, following the consummation of any transaction, less than fifty percent (50%) of the outstanding capital stock of the Corporation (or any successor entity resulting from such transaction), is held by those holders of the outstanding capital stock of the Corporation immediately prior to the consummation of such transaction);

3.	Any material amendments or material waivers of rights by the Corporation under any of the Definitive Agreements (as defined below);

4.	Any proposed transaction, contract, agreement or arrangement regarding the Corporation that (i) is unrelated to the Corporation’s business purpose; (ii) would substantially impair the ability to conduct the ordinary business of the Corporation; or (iii) otherwise contravenes any of the Definitive Agreements;

5.	A voluntary bankruptcy filing by the Corporation;

6.	Make any loan to or guarantee the debt of any holder of the Corporation’s capital stock;

7.	Own or acquire any ownership interest in any holder of the Corporation’s capital stock; or

8.	Any proposal to issue more than twenty percent (20%) of any outstanding class of stock or any proposal to issue more than ten percent (10%) of any outstanding class of stock to an Affiliate, except to a stockholder pursuant an issuance contemplated in the Definitive Agreements.

F.	Conversion Rights.

     Subject to the terms and conditions stated herein, the holder of any shares of Class B Common Stock shall have the right, at any time that it is permitted to hold Class C Common Stock (pursuant to Article V, Section D above), at such holder’s option, to convert all or a portion of the shares of Class B Common Stock held by such holder into the same number of shares of Class C Common Stock. Such rights of conversion shall be exercised by (A) giving written notice (the “Notice”) to the Corporation at its principal office at least ten (10) days prior to the Conversion Date (as defined below) specified therein that the holder elects to convert a stated number of shares of Class B Common Stock into shares of Class C Common Stock on the date specified in the Notice (the “Conversion Date”), (B) by surrendering the certificate or certificates representing the number of shares of Class B Common Stock to be converted to the Corporation at its principal office at any time during the normal business hours on or before the Conversion Date, duly endorsed in blank by the record owner of each certificate so surrendered, together with a statement of the name or names (with addresses) of the person or person(s) in whose name or names the certificate or certificates for shares issued upon conversion shall be registered, together with either funds in the amount of any tax that may be payable with respect to any issuance and delivery of the shares of Class C Common Stock to a person other than the holder of the shares of Class B Common Stock to be converted or satisfactory evidence that such tax has been paid, is not payable or will be paid upon issuance of the shares of Class C Common Stock.

     If any of the shares of Class C Common Stock to be issued upon conversion are subject to restrictions on ownership under this Certificate of Incorporation or otherwise, the Corporation shall require, as a further condition to any such conversion, a legal opinion or other satisfactory evidence that either the proposed conversion will not violate any such restrictions or that immediately upon such conversion, the holder of the shares of Class B Common Stock surrendered for conversion shall sell any shares of Class C Common Stock issued upon the conversion to a person or entity that is qualified to hold such shares under this Certificate of Incorporation.

     Shares of Class B Common Stock that have been converted hereunder shall not be cancelled but shall be restored to the status of authorized and unissued shares, available for reissue by the Corporation, unless retired by resolution of the Board.

     The Corporation shall at all times reserve and keep available a sufficient number of shares of Class C Common Stock out of its authorized but unissued shares of Class C Common Stock to provide for the conversion of all outstanding shares of Class B Common Stock into shares of Class C Common Stock. If any shares of Class C Common Stock require registration with or approval of any governmental authority under any federal or state law before such shares may be issued upon conversion, the Corporation shall cause such shares to be duly registered or approved, as the case may be. All shares of Class C Common Stock that shall be issued upon conversion shall, upon issue, be fully paid and nonassessable.

     Subject to the other provisions of this Article V, Section F, promptly after (A) the Conversion Date and (B) the surrender of such certificate or certificates representing the share or shares of Class B Common Stock to be converted, the Corporation shall issue and deliver, or cause to be issued and delivered, to the holder requesting conversion, registered in such name or names as such holder may direct, a certificate or certificates for the number of shares of Class C Common Stock issuable upon the requested conversion, together with a certificate or certificates evidencing any balance of the shares of Class B Common Stock surrendered to the Corporation but not then being converted.

     To the extent permitted by law, such conversion shall be deemed to have been effected as of the close of business on the later of the Conversion Date or the date upon which the Corporation shall have received the certificate or certificates representing the share or shares of Class B Common Stock to be converted, and at such time the rights of the holder of such share or shares as such holder shall cease, and the person or persons in whose name or names any certificate or certificates for shares shall be issuable upon such conversions shall be deemed to have become the holder or holders of records of such shares of Class C Common Stock.

G.	Adjustments.

     In case of any capital reorganization or any reclassification of the capital stock of the Corporation (whether pursuant to a merger or consolidation or otherwise), each share of Class B Common Stock shall thereafter be convertible into the number of shares of stock or other securities or property receivable upon such capital reorganization or reclassification of capital stock, as the case may be, by a holder of the number of shares of Class C Common Stock into which such share of Class B Common Stock was convertible immediately prior to such capital reorganization or reclassification of capital stock; and, in any case, appropriate adjustment (as determined in good faith by the Board) shall be made for the application of the provisions of this Article V, Section G with respect to the rights and interests thereafter of the holders of Class B Common Stock to the end that the provisions set forth in this Article V, Section G shall thereafter be applicable, as nearly as reasonably practicable, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of shares of Class B Common Stock.

     In case of any consolidation of the Corporation with, or merger of the Corporation into, any other person, any merger of another person into the Corporation (other than a merger which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Class C Common Stock) or any sale or transfer of all or substantially all of the assets of the Corporation to the person formed by such consolidation or resulting from such merger or which acquires such assets, as the case may be, each share of Class B Common Stock shall thereafter be convertible into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of Class C Common Stock into which a share of Class B Common Stock may have been converted immediately prior to such consolidation, merger, sale or transfer. Adjustments for events after the effective date of such a consolidation, merger, sale or transfer of assets shall be as nearly equivalent as may be practicable to the adjustment provided for in this Article V, Section G. In any such event, effective provisions shall be made in the articles or certificate of incorporation of the resulting or surviving corporation, or in any contract of sale, merger, conveyance, lease, transfer or otherwise so that the provisions set forth in this Article V, Section G for the protection of the rights of the holders of shares of Class B Common Stock shall thereafter continue to be applicable; and any such resulting or surviving corporation shall expressly assume the obligation to deliver, upon exercise, such shares of stock, other securities, cash and property. The provisions of this Article V, Section G shall similarly apply to successive consolidations, mergers, sales, leases or transfers.

H.	Dividends.

     1.     Class A Common Stock. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, the holders of shares of Class A Common Stock shall be entitled to receive such dividends and other distributions, in cash, stock or property of the Corporation, when, as and if declared thereon by the Board from time to time out of the assets or funds of the Corporation legally available therefor.

     2.     Class B Common Stock and Class C Common Stock.

     Subject to the rights of the holders of Preferred Stock and Class A Common Stock, and subject to any other provisions of this Certificate of Incorporation, the Corporation shall not (i) (a) pay any dividends or make other distributions on the Class B Common Stock, (b) subdivide or split the outstanding shares of Class B Common Stock into a larger number of shares, or (c) combine the outstanding shares of Class B Common Stock into a smaller number of shares, unless, in each instance, the Corporation shall take, to the extent possible, the identical action with respect to the Class C Common Stock; and (ii) (a) pay any dividends or make other distributions on the Class C Common Stock, (b) subdivide or split the outstanding shares of Class C Common Stock into a larger number of shares, or (c) combine the outstanding shares of Class C Common Stock into a smaller number of shares, unless, in each instance, the Corporation shall take, to the extent possible, the identical action with respect to the Class B Common Stock.

     Additionally, if dividends are declared (i) which are payable in shares of Class B Common Stock or Class C Common Stock, dividends shall be declared which are payable at the same rate on each class of stock and the dividends payable in Class B Common Stock shall be payable to the holders of the Class B Common Stock and the dividends payable in Class C Common Stock shall be payable to the holders of the Class C Common Stock; and (ii) which are voting securities of the Corporation, the Corporation shall make available to the holders of Class B Common Stock dividends consisting of non-voting securities of the Corporation which are otherwise similar to the voting securities, if appropriate.

I.	Liquidation, Dissolution, Etc.

     In the event of any liquidation, dissolution or winding up (either voluntary or involuntary) of the Corporation (each, a “Liquidation Event”), the holders of shares of Class A Common Stock, the holders of shares of Class B Common Stock and the holders of shares of Class C Common Stock shall be entitled to receive, pari passu, the assets and funds of the Corporation available for distribution after payments to creditors and to the holders of any Preferred Stock of the Corporation that may at the time be outstanding, in proportion to the number of shares held by them; provided, however, that, upon a Liquidation Event, the holders of shares of Class B Common Stock and the holders of shares of Class C Common Stock shall not be entitled to receive an amount per share of Class B Common Stock or Class C Common Stock, as applicable, in excess of the stated per share par value for each such share of Class B Common Stock or Class C Common Stock, as applicable; provided, further, that, unless otherwise determined by the affirmative vote of a majority of the holders of the Class A Common Stock, any voluntary sale, conveyance, exchange or transfer of all or substantially all of the assets of the Corporation, the consolidation, merger or recapitalization of the Corporation with or into one or more other corporations, the sale of a majority of the capital stock of the Corporation or other similar transaction in which the holders of the capital stock of the Corporation entitled to vote prior to the consummation of such event own less than a majority of the capital stock of the surviving corporation, shall be deemed to be a Liquidation Event.

J.	Power to Sell and Purchase Shares.

     Subject to any applicable provision of this Certificate of Incorporation, if any, or the law, the Corporation shall have the power (i) to issue and sell all or any part of any class of stock herein or hereafter authorized to such persons, and for such consideration, as the Board shall from time to time, in its discretion, determine, whether or not greater consideration could be received upon the issue or sale of the same number of shares of another class, and as otherwise permitted by law, and (ii) to purchase any class of stock herein or hereafter authorized from such persons, and for such consideration, as the Board shall from time to time, in its discretion, determine, whether or not less consideration could be paid upon the purchase of the same number of shares of another class, and as otherwise permitted by law.

ARTICLE VI

MANAGEMENT OF THE CORPORATION

     For the management of the business and conduct of the affairs of the Corporation, and in further definition, limitation, and regulation of the powers of the Corporation and of its directors and its stockholders or any class thereof, as the case may be, it is further provided:

A.	Management of the Corporation.

     The management of the business and the conduct of the affairs of the Corporation shall be managed by or under the direction of the Board, subject to such restrictions as may be set forth elsewhere in this Certificate of Incorporation.

B.	Board; Number of Directors.

     The initial authorized size of the Board is nine (9), which number may be increased or decreased from time to time by the affirmative vote of a Majority of the Class B and Class C Stockholders.

C.	Personal Liability.

     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law (the “DGCL”); or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended. Any repeal or modification of this Article VI by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the

Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

D.	Additional Powers.

     In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Certificate of Incorporation.

E.	Fiduciary Obligations.

     In managing the business and affairs of the Corporation, the directors of the Corporation shall perform their duties in a manner consistent with the directors’ fiduciary duties to the stockholders of the Corporation under Delaware law. In so performing such duties, the directors shall consider the interests of the stockholders of the Corporation solely in their capacity as investors in the Corporation but shall have no duty to consider, and shall not consider, any other interests that the stockholders of the Corporation may have in any other business, asset or liability, including any interests such stockholders may have as participants in the electric markets served by the Corporation.

ARTICLE VII

INDEMNIFICATION

A.	Scope.

     Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators.

Each person who is or was serving as a director or officer of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation.

B.	Authorization.

     Any indemnification under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (i) by a majority vote of the directors who were not parties to the relevant Proceeding (the “Disinterested Directors”), even though less than a quorum; (ii) by a committee of such directors designated by a majority vote of such directors, even though less than a quorum; (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (iv) by the stockholders.

C.	Advances for Expenses.

     Costs, charges and expenses (including attorneys’ fees) incurred by a director or officer of the Corporation in defending a Proceeding shall be paid by the Corporation in advance of the final disposition of such Proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it ultimately shall be determined that such director or officer is not entitled to be indemnified by the Corporation. The majority of the Disinterested Directors may, in the manner set forth above, and upon approval of such director or officer of the Corporation, authorize the Corporation’s counsel to represent such person, in any Proceeding, whether or not the Corporation is a party to such Proceeding.

D.	Procedure for Indemnification.

     Any indemnification or advancement of costs, charges and expenses under this Article VII shall be made promptly, and in any event within sixty (60) calendar days following the written request of the Indemnitee, and shall be accompanied by a written undertaking by or on behalf of Indemnitee to repay such amount if it ultimately shall be determined that Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article VII. The right to advances as granted by this Article VII shall be enforceable by the Indemnitee in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within sixty (60) calendar days. Such Indemnitee’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under this Article VII where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights that said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including its Board, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

E.	Other Rights; Continuation of Right to Indemnification.

     1.     Rights Nonexclusive; Authority to Indemnify Others. The indemnification and advancement of expenses provided by this Article VII shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. The Corporation may, if authorized by the Board, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the same extent as for directors of the Corporation.

     2.     Nature of Rights. All rights to indemnification under this Article VII shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article VII is in effect. For the purposes of this Article VII, references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VII, with respect to the resulting or surviving corporation, as he would if he had served the resulting or surviving corporation in the same capacity.

F.	Insurance.

     The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article VII.

G.	Savings Clause.

     If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify or advance expenses to each person entitled to indemnification or advancement of expenses, as the case may be, as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification or advancement of expenses, as the case may be, is available to such person pursuant to this Article VII to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the full extent permitted by applicable law.

H.	Effect of Amendment.

     Any repeal or modification of this Article VII shall be prospective only and shall not affect the rights under this Article VII in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability. In addition, and without limiting the generality of the foregoing, any repeal or modification of this Article VII or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification of any director or officer or the obligations of the Corporation arising hereunder with respect to any Proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal.

ARTICLE VIII

AMENDMENTS

A.	Certificate of Incorporation.

     The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, any amendment, alteration, change or repeal of any provision contained in this Certificate of Incorporation (other than those contemplated by Section 241 of the DGCL, which may be approved by the Board without stockholder action) is, in addition to any other vote that may be required by law, subject to the approval of (i) the holders of a majority of the outstanding capital stock of the Corporation voting as a single class and (ii) a Majority of the Class B and Class C Stockholders; provided, however, that, if, by its terms, any such amendment, alteration, change or repeal disproportionately affects the voting rights of any stockholder or class of stockholders, then the approval of each such stockholder or the approval of a majority of such class of stockholders, as applicable, shall be required.

B.	Bylaws.

     In furtherance, and not in limitation, of the powers conferred upon it by the laws of the State of Delaware, the Board shall have the power to alter, amend, change, add to or repeal the Bylaws; provided, however, that any such amendment must be approved by (i) the holders of a majority of the outstanding capital stock of the Corporation voting as a single class and (ii) a Majority of the Class B and Class C Stockholders; provided, however, that, if, by its terms, any such alteration, amendment, change, addition, or repeal disproportionately affects the voting rights of any stockholder or class of stockholders, then the approval of each such stockholder or the approval of a majority of such class of stockholders, as applicable, shall be required. The Bylaws also may be altered, amended, changed, added to or repealed by the affirmative vote of the (i) the holders of a majority of the outstanding capital stock of the Corporation voting as a single class and (ii) a Majority of the Class B and Class C Stockholders; provided, however, that, if, by its terms, any such alteration, amendment, change, addition, or repeal disproportionately affects the voting rights of any stockholder or class of stockholders, then the approval of each such stockholder or the approval of a majority such class of stockholders shall be required.

ARTICLE IX

DEFINITIONS

     For purposes of this Certificate of Incorporation, the following terms shall have the following meaning:

     “Affiliate” of a specified Person means (i) a Person that is under the Control of such Person, (ii) a Person that Controls such Person; or (iii) a Person that is under common Control with such Person, under circumstances that would cause the FERC to treat the specified Person as a Market Participant if the Affiliate is a Market Participant.

     “Class A Interests” means, with respect to any member at any time, such Member’s Class A Interests in TRANSLink at such time.

     “Class C Interests” means, with respect to any member at any time, such Member’s Class C Interests in TRANSLink at such time.

     “Class of Market Participants” shall mean two or more Market Participants with common economic or commercial interests. A Market Participant may only be considered to be within one Class of Market Participants.

     “Control” means the possession of, directly or indirectly, or the power to direct or cause the direction of, the management or policies of a Person, whether through the ownership of voting securities or general partner or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings. Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

     “Definitive Agreements” means the Transfer Agreements, the Limited Liability Company Agreement of TRANSLink, the Stockholders’ Agreement by and among the Corporation and the other signatories thereto, this Certificate of Incorporation of the Corporation, the Bylaws of the Corporation, those Subscription Agreements by and between the Corporation and each person named as a candidate for election as an initial director of the Corporation, and the Voting Trust Agreement by and between the Corporation, a trustee, and certain initial holders of Class A

Common Stock, the Director Voting Agreements by and between the Corporation and each director of the Corporation holding Class A Common Stock, all as amended from time to time.

     “FPA” means the Federal Power Act, as amended from time to time.

     “LLC Agreement” means the limited liability company agreement of TRANSLink, as the same may be amended from time to time.

     “Majority of the Class B and Class C Stockholders” means the affirmative vote of (i) holders of Class B Common Stock and Class C Common Stock holding greater than fifty percent (50%) of the aggregate amount of Class B Common Stock and Class C Common Stock, voting together as a single class, and (ii) no less than two (2) holders of Class B Common Stock or Class C Common Stock (which such holders may not be Affiliates).

     “Market Participant” shall have the meaning set forth in 18 C.F.R. 35.34(b)(4), as the same may be amended from time to time.

     “Member” means each person or entity that may be admitted from time to time as a member of TRANSLink.

     “OATT” means the Open Access Transmission Service Tariff of a Regional Transmission Organization that conforms to Order No. 888 and Order NO. 2000, as filed with FERC and as it may be amended from time to time, in which TRANSLink is participating.

     “Order No. 888” means the order issued by FERC on May 10, 1996 in Docket Nos. RM95-8 and RM94-7, as the same may be amended and modified from time to time.

     “Order No. 2000” means the order issued by FERC on December 20, 1999 in Docket No. RM99-2-000, as the same may be amended and modified from time to time.

     “Order” means any order, injunction, judgment, decree, ruling, assessment or arbitration award.

     “Operations Date” means the third (3rd) day following the satisfaction of the following events. At such time, the Chief Executive Officer of the Corporation shall provide written notice to each Market Participant that such conditions have been satisfied and set forth in such notice the date that is to be designated as the Operations Date:

(i)	The TRANSLink Rate Schedule shall be filed with FERC and deemed effective under the FPA and the applicable regulations thereunder;

(ii)	The Board shall have selected and retained, at least the following executive officers: Chief Executive Officer, Chief Operating Officer, Chief Financial Officer, and a Principal Accounting Officer;

(iii)	TRANSLink and the Corporation, as the case may be, shall have hired or retained such employees and independent contractors to staff the business of TRANSLink in order to permit commencement of such business in an appropriate and orderly manner, all as determined by the Board;

(iv)	TRANSLink shall have entered into agreements with third party vendors, suppliers and service providers (which may include Participants and their affiliates) to the extent determined necessary by the Board to permit commencement of business by TRANSLink in an appropriate and orderly manner; and

(v)	TRANSLink shall have completed all appropriate and customary performance testing of its Transmission System in a manner reasonably satisfactory to seventy-five percent (75%) of the Participants that are parties to a Transfer Agreement, based on one (1) vote per Participant (each Participant and all of its Affiliates shall have one (1) vote in the aggregate), which consent(s) shall be in writing, such that the Transmission System is fully integrated and operational in a manner so as to permit commencement of business in compliance with the terms of the OATT.

     “Participant” means any Person that becomes a party to (i) a Transfer Agreement or (ii) the LLC Agreement.

     “Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint-stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

     “Transfer Agreement” means any asset contribution agreement between TRANSLink and a Participant (pursuant to which a Participant contributes assets to TRANSLink); any lease agreement between TRANSLink and a Participant (pursuant to which a participant leases assets to TRANSLink); or any operating agreement between TRANSLink and a Participant (pursuant to which a Participant transfers to TRANSLink Functional Responsibility, as defined therein, of certain assets).

     “TRANSLink Rate Schedule” means the schedules of rates and attachments of TRANSLink under an OATT.

     “Transmission System” means the transmission assets owned by TRANSLink or subject to Transfer Agreements pursuant to which TRANSLink is a party.

ARTICLE X

INCORPORATOR

     The name and address of the Incorporator is as follows:

Name	Address

     IN WITNESS WHEREOF, I, THE UNDERSIGNED, being the Incorporator herein before named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, have executed this Certificate of Incorporation of TRANSLink Management Corporation this day     of          ,2002.

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Incorporator